Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
     The following unaudited pro forma financial statements and explanatory notes present how the condensed combined historical consolidated financial statements of TTM Technologies, Inc. (the “Company” or “TTM”) and the printed circuit board business of Meadville Holdings Limited (the “PCB Business”) would appear had the acquisition of the entire outstanding capital stock of all of the indirect wholly owned subsidiaries (collectively, the “PCB Subsidiaries”) of Meadville Holdings Limited (“Meadville”) (such acquisition being referred to as the “PCB Combination”) been completed at earlier dates. The unaudited pro forma condensed combined financial statements show the impact of the PCB Combination on the Company’s respective historical financial conditions and operating results under the purchase method of accounting with TTM treated as the acquirer of the PCB Subsidiaries as if the PCB Combination had been completed on January 1, 2009 for the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009, and on December 31, 2009 for the unaudited pro forma condensed combined balance sheet as of December 31, 2009. For purposes of the unaudited pro forma condensed combined financial statements, the PCB Business’ financial data has been translated into U.S. Dollars and is presented in accordance with U.S. GAAP.
     The preliminary allocation of purchase price in the PCB Combination as reflected in these unaudited pro forma condensed combined financial statements has been based upon preliminary estimates of the fair value of assets acquired and liabilities assumed as of the date of the PCB Combination. This preliminary allocation of purchase price is based on available information and is dependent upon certain estimates and assumptions, which are preliminary and have been made solely for the purpose of developing such pro forma condensed combined financial statements.
     The final determination of the fair values of the PCB Subsidiaries’ assets and liabilities, and noncontrolling interests, which is currently in process, will be based on the actual net tangible and intangible assets and noncontrolling interests of the PCB Subsidiaries that exist as of the date of completion of the transaction. Consequently, the preliminary purchase price allocation could change significantly from that used in the pro forma condensed combined financial statements presented below.
     The unaudited pro forma condensed combined statement of operations does not include (1) any revenue or cost savings synergies that may be achievable subsequent to the completion of the PCB Combination, or (2) the impact of non-recurring items directly related to the PCB Combination. The unaudited pro forma condensed combined financial statements include related party transactions. Certain of these related party transactions will continue after the PCB Combination.
     The pro forma condensed combined financial statements are unaudited, are presented for informational purposes only, and are not necessarily indicative of the financial condition or operating results that would actually have occurred had the PCB Combination been completed as of the dates or at the beginning of the periods presented. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future consolidated financial condition or operating results of the combined company. The unaudited pro forma condensed combined financial statements should be read together with:
•	the accompanying notes to the unaudited pro forma condensed combined financial statement pro forma adjustments;

•	the separate audited historical consolidated financial statements of TTM for the fiscal year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K that can be found at www.sec.gov; and

•	the separate audited historical combined financial statements of the PCB Business for the fiscal year ended December 31, 2009 in Exhibit 99.1 in this Current Report on Form 8-K/A.
     The combined statement of financial position of the PCB Business as of December 31, 2009 has been translated using an exchange rate of HK$7.7543 to US$1.00. The combined statement of operations of the PCB Business for the year ended December 31, 2009 has been translated using an average exchange rate of HK$7.7516 to US$1.00.
     Certain reclassifications have been made to the PCB Business’ historical amounts to conform to the Company’s presentation of these pro forma financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2009

			Pro			Pro
		PCB	Forma			Forma
	TTM	Business	Adjustments	Note		Combined
	(In millions)
Current assets:
Cash and cash equivalents	$94.3	$108.7	$120.0	(a	)	$186.9
			(114.0)	(b	)
			434.6	(c	)
			(434.6)	(d	)
			(22.1)	(j	)
Restricted cash	120.0	0.9	(120.0)	(a	)	0.9
Short-term investments	1.4	—				1.4
Accounts receivable, net	89.5	127.1				216.6
Inventories	60.2	58.1	3.5	(e	)	121.8
Prepaid expenses and other current assets	2.7	14.5				17.2
Income taxes receivable	—	0.9				0.9
Assets held for sale	7.9	—				7.9
Deferred income taxes	6.6	—				6.6

Total current assets	382.6	310.2	(132.6)			560.2

Property, plant and equipment, net	88.6	631.0	(20.1)	(g	)	699.5
Debt issuance costs, net	3.6	—	4.8	(j	)	8.4
Deferred income taxes	37.4	5.3				42.7
Goodwill	14.1	—	212.1	(h	)	226.2
Definite-lived intangibles, net	15.1	5.4	68.6	(i	)	89.1
Deposits and other non-current assets	1.7	5.2				6.9

Total assets	$543.1	$957.1	$132.8			$1,633.0

Current liabilities:
Accounts payable	$37.8	$72.5				$110.3
Current portion of borrowings	—	71.6	$(71.6)	(d	)	30.0
			30.0	(c	)
Related party payables	—	39.6				39.6
Accrued expenses and other current liabilities	21.6	70.0	0.9	(f	)	92.5

Total current liabilities	59.4	253.7	(40.7)			272.4

Convertible senior notes, net	139.9	—				139.9
Other long-term borrowings	—	363.0	(363.0)	(d	)	404.6
			404.6	(c	)
Long-term financing obligation	—	—	21.0	(k	)	21.0
Deferred tax liability	—	8.0	12.6	(f	)	20.6
Other long-term liabilities	2.8	9.8				12.6

Total long-term liabilities	142.7	380.8	75.2			598.7

Stockholders’ equity:
Common stock	0.1	—	—	(l	)	0.1
Additional paid-in-capital	215.5	—	293.6	(l	)	509.1
Noncontrolling interest	—	91.9	58.4	(m	)	130.1
			(20.2)	(k	)
Retained earnings	122.3	21.6	(21.6)	(n	)	119.5
			(2.8)	(j	)
Other equity reserves	—	50.8	(50.8)	(n	)	—
Capital reserves	—	158.3	(158.3)	(n	)	—
Accumulated other comprehensive income	3.1	—				3.1

Total stockholders’ equity	341.0	322.6	98.3			761.9

Total liabilities and stockholders’ equity	$543.1	$957.1	$132.8			$1,633.0

Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2009

			Pro			Pro
		PCB	Forma			Forma
	TTM	Business	Adjustments	Note		Combined
	(In millions, except per share amount)
Net sales	$582.5	$624.5				$1,207.0
Cost of goods sold	479.3	503.3	$(25.2)	(o	)	957.4

Gross profit	103.2	121.2	25.2			249.6

Operating expenses:
Selling and marketing	26.5	19.0	(0.2)	(o	)	45.3
General and administrative	36.5	50.3	(2.3)	(o	)	76.5
			(8.0)	(p	)
Amortization of definite-lived intangibles	3.4	0.2	9.8	(q	)	13.4
Restructuring charges	5.5	—				5.5
Impairment of long-lived assets	12.8	2.8				15.6

Total operating expenses	84.7	72.3	(0.7)			156.3

Operating income	18.5	48.9	25.9			93.3

Other income (expense):
Interest expense	(11.2)	(9.5)	(5.1)	(r	)	(25.8)
Interest income	0.5	0.8				1.3
Other, net	0.4	1.1				1.5

Total other expense, net	(10.3)	(7.6)	(5.1)			(23.0)

Income before income tax	8.2	41.3	20.8			70.3
Income tax provision	(3.3)	(9.0)	(5.4)	(s	)	(17.7)

Net income	4.9	32.3	15.4			52.6
Net income attributable to noncontrolling interests	—	9.1	2.7	(t	)	11.8

Net income attributable to stockholders	$4.9	$23.2	$12.7			$40.8

Earnings per share attributable to stockholders:
Basic earnings per share	$0.11			(u	)	$0.51

Diluted earnings per share	$0.11			(u	)	$0.51

Weighted average common shares outstanding for earnings per share:
Basic	43.1		36.3	(u	)	79.4
Diluted	43.6		36.3	(u	)	79.9

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
Note 1. Basis of Presentation
     On the evening of April 8, 2010 (April 9, 2010 at approximately 9:00 a.m. Hong Kong time), the Company acquired the PCB Subsidiaries in exchange for $114.0 million in cash and 36,334,000 shares of the Company’s common stock. Additionally, the Company assumed debt of the PCB Subsidiaries of approximately $434.6 million.
     As of December 31, 2009, there were approximately 1,964.0 million shares in the share capital of Meadville outstanding. Based on these amounts and the terms outlined above, upon the special dividend by Meadville to Meadville’s shareholders of the consideration paid by the Company in the PCB Combination, Meadville shareholders or their transferees will receive a total of 36,334,000 shares of the Company’s common stock, of which approximately 26,225,000 maintain restrictions, and approximately $114.0 million in cash in the aggregate (other than Meadville shareholders who elect to receive cash in lieu of such shares of the Company’s common stock through the dealing facility).
     The preliminary purchase price of the PCB Combination is approximately $842.2 million, estimated as follows (in millions):

Value of TTM shares to be issued :
TTM shares to be issued with restrictions	$202.0
TTM shares to be issued with out restrictions	91.6
Cash consideration	114.0
Proceeds paid from the issuance of debt	434.6

Total	$842.2

     The preliminary allocation of the purchase price as of December 31, 2009 is summarized below (in millions):

Current assets	$299.2
Property, plant, and equipment	610.9
Identifiable intangible assets (including customer relationships of $61.9 million, trade name of $11.6 million, and order backlog of $0.5 million)	74.0
Goodwill	212.1
Other assets	10.5
Current liabilities	(183.0)
Long-term financing obligation	(21.0)
Noncontrolling interest	(130.1)
Other liabilities	(30.4)

Total	$842.2

     The value of the shares of the Company’s common stock used in determining the purchase price was $9.06 per share, the closing price of the Company’s common stock on April 8, 2010.
     Further, under the terms of the purchase agreement and the shareholders agreement, approximately 26,225,000 of the Company’s shares to be issued maintain certain restrictions on the transfer of such shares distributed to the principal shareholders in the PCB Combination, including among other restrictions, a “lock-up” transfer restriction during the 18-month period following the closing of the PCB Combination and therefore, the fair value of the these shares have been determined considering the restrictions, resulting in a discount of 15% from the closing share price.
     The determination of the final allocation of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair value of assets acquired, including fair values of other identifiable intangibles and the fair value of liabilities assumed and noncontrolling interests as of the date that the PCB Combination is consummated and is currently in process. The excess purchase price over the fair value of assets acquired, liabilities assumed, and noncontrolling interests is allocated to goodwill. The purchase price allocation will remain preliminary until the Company completes a valuation of significant identifiable intangibles acquired and determines the fair values of other assets acquired, liabilities assumed, and noncontrolling interests.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)
     The final determination of the purchase price allocation is expected to be completed as soon as practicable. The final amounts allocated to assets acquired, liabilities assumed, and noncontrolling interests could cause material differences in the information presented in the unaudited pro forma condensed combined financial statements.
Note 2. Pro Forma Adjustments
Pro Forma Condensed Combined Balance Sheet Adjustments
     (a) Reflects the transfer of restricted cash to cash and cash equivalents to finance the cash portion of the purchase consideration.
     (b) Reflects the use of the Company’s cash and cash equivalents to finance the cash portion of the purchase consideration.
     (c) Reflects the receipt of borrowings in the amount of $434.6 million consisting of a $350.0 million term loan, a $54.6 million revolving loan and $30.0 million in line of credit arrangements.
     (d) Reflects the use of the borrowing proceeds of $434.6 million to pay in full the historical outstanding borrowings of the PCB Business.
     (e) Reflects adjustment of the historical PCB Business inventories to estimated fair value. Because this adjustment is directly attributed to the transaction and will not have an ongoing impact in excess of one year, it is not reflected in the unaudited pro forma condensed combined statement of operations. However, this inventory adjustment will impact cost of goods sold in the year subsequent to the consummation of the PCB Combination.
     (f) Reflects an increase in deferred income tax liability of $13.5 million related to purchase price basis adjustments at an estimated statutory tax rate for the PCB Business of 26.0%, consisting of $0.9 million in current deferred tax liability and $12.6 million in long-term deferred tax liabilities.
     (g) Reflects the portion of the purchase price allocation to property, plant and equipment, including leasehold land and land use rights of $31.0 million; buildings of $170.4 million; plant, machinery, and equipment of $267.1 million; construction in progress of $126.4 million; and $16.0 million of other.
     (h) Reflects the addition of goodwill from the preliminary purchase price allocation of $212.1 million.
     (i) Reflects the portion of the purchase price allocation to acquired intangible assets, including customer relationships of $63.2 million, trade name of $10.3 million, and other intangibles of $0.5 million, less the PCB Business’ historical net intangible assets of $5.4 million.
     (j) Reflects the use of cash and cash equivalents to pay the remaining estimated transaction costs. Estimated transaction costs consist primarily of investment banker fees, legal and professional fees, and debt issuance costs. Estimated debt issuance costs of $4.8 million are capitalized and reflected as a component of non-current assets in the unaudited pro forma condensed combined balance sheet. The other $17.3 million of transaction costs will be expensed as incurred.
     (k) Reflects the reclassification from noncontrolling interests and the estimated fair value of the remaining 20% interest of a majority-owned subsidiary with a put/call option that has similar terms that, for accounting purposes under U.S. GAAP, is recorded as a long-term financing obligation.
     (l) Reflects the estimated fair value of the Company’s common stock issued to finance a portion of the PCB Combination.
     (m) Reflects adjustment of the historical noncontrolling interests to estimated fair value.
     (n) Reflects the elimination of historical PCB Business’ retained earnings and other equity reserves.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)
Pro Forma Condensed Combined Statement of Operations Adjustments
     (o) Reflects a decrease in depreciation of $27.7 million for the year ended December 31, 2009, for the reduction in the carrying value of leasehold land and land rights and property, and plant and equipment to its fair value based on straight-line depreciation over 5 to 35 years of useful life. Assuming an aggregate weighted average useful life of 17 years and straight-line depreciation, for every additional $10.0 million allocated to leasehold land and land rights and property, plant and equipment, pre-tax earnings will decrease by $0.6 million for the year ended December 31, 2009. The decreased depreciation is allocated between cost of good sold, selling and marketing, and general and administrative expenses.
     (p) To adjust for non-recurring acquisition transaction costs incurred and expensed during the year ended December 31, 2009. Additional transaction costs of $17.3 million will be incurred and expensed subsequent to January 1, 2010.
     (q) Reflects total amortization of $9.8 million for year ended December 31, 2009, for identified intangible assets based on the estimated fair values assigned to these assets at the date of the PCB Combination. A substantial portion of the intangible assets relate to customer relationships and as a result amortization expense is recognized over a weighted average useful life of 8 years. Other intangibles consisting of trade name and order backlog are amortized on a straight-line basis over the aggregate useful lives of 7.0 years. Amortization expense for the customer relationships is $8.0 million in year 1; $9.1 million in year 2; $8.8 million in year 3; $8.2 million in year 4; and $7.6 million in year 5.
     Assuming an aggregate weighted average useful life of 8 years, and the amortization methods discussed above, for every additional $1.0 million allocated to identified intangible assets, pre-tax earnings will decrease by $0.1 million for the year ended December 31, 2009.
     (r) Reflects total higher incremental interest expense of $5.1 million for the year ended December 31, 2009, which includes the amortization of debt issuance costs of $1.4 million, due to new borrowings of $434.6 million, at varying interest rates obtained to finance the pay-off of the historical outstanding PCB Business’ borrowings and maintain operating lines of credit in China and interest accretion expense of $1.3 million related to the long-term financing obligation for the remaining 20% interest of a majority-owned subsidiary.
     The Company obtained $350.0 million in the form of a term loan, $54.6 million in a revolver arrangement, as well as $30.0 million in the form of line of credit facilities. Historical PCB Business’ borrowings consist of short and long-term bank loans approximating $434.6 million at varying interest rates. For purposes of these pro forma financial statements, estimated maturities of total pro forma combined long-term debt are as follows: $30.0 million in year 1, $52.5 million in year 2, $105.0 million in year 3, and $247.1 million in year 4. The effect of a 1/8th percentage point variance in the interest rate on pre-tax earnings is $0.5 million for the year ended December 31, 2009. Additionally, the Company has and expects to continue to have available an $80.0 million letter of credit and a $65.0 million factoring facility. The Company expects to utilize approximately $25.0 million of the letter of credit facility to replace the PCB Business’ existing letter of credit facilities.
     Interest accretion expense associated with the long-term financing obligation for the majority-owned subsidiary is based on an effective interest rate of 6.0%. At the earliest date the put/call option can be exercised in 2013, the long-term financing obligation would be approximately EUR 17.4 million.
     (s) Represents the income tax effect of unaudited pro forma condensed combined statement of operations adjustments using an estimated statutory tax rate of 26% for the year ended December 31, 2009 for adjustments to the PCB Business’ depreciation, amortization, and the interest expense.
     (t) Reflects an adjustment to remove the $2.7 million loss incurred in 2009 of the historical 20% majority-owned subsidiary that upon the acquisition, for accounting purposes, is 100% consolidated and a long-term financing obligation has been recorded for the purchase of the 20% minority interest as discussed in note (k) above.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)
     (u) Pro forma basic earnings per share is calculated by dividing the pro forma combined net income by the pro forma weighted average shares outstanding. Pro forma diluted earnings per share is calculated by dividing the pro forma combined net income by the pro forma weighted shares outstanding and potential dilutive weighted shares outstanding. A reconciliation of the shares used to calculate the Company’s historical basic and diluted earnings per share to shares used to calculate the pro forma basic and diluted earnings per share follows (in millions):

Year Ended
December 31,
Basic	2009
Shares used to calculate TTM’s historical basic earnings per share	43.1
Shares issued in connection with the acquisition of the PCB Subsidiaries	36.3

Shares used to calculate pro forma basic earnings per share	79.4

Year Ended
December 31,
Diluted	2009
Shares used to calculate TTM’s historical diluted earnings per share	43.6
Shares issued in connection with the acquisition of the PCB Subsidiaries	36.3

Shares used to calculate pro forma diluted earnings per share	79.9